EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of October 31, 2008 (the "Effective Date"), by and between Maiden RE LLC, 6000 Midlantic Drive, Suite 200, Mt. Laurel, NJ 08054, a Delaware company (the "Company") and John Marshaleck ("Executive").

WITNESSETH

WHEREAS, The Company and Executive desire to enter into this Employment Agreement (the “Agreement”) in order to set forth the terms and conditions of Executive’s employment, intending to supersede any prior employment agreement, written or oral, whether with the Company or other affiliates; provided, however, that nothing herein shall be deemed to release the Company’s former affiliates from any payment obligations to Executive under pre-existing incentive compensation arrangements.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Duties and Responsibilities. The duties and responsibilities of Executive shall be those of a senior executive of the Company, as the same shall be assigned to him, from time to time, by the Chief Executive Officer of the Company. Executive recognizes that, during the period of his employment hereunder, he owes an undivided duty of loyalty to the Company and agrees to devote substantially all of his business time and attention to the performance of his duties and responsibilities and to use his best efforts to promote and develop the business of the Company. Subject to the approval of the CEO, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company. Executive shall be required to travel as reasonably necessary to carry out his duties. This Agreement can be assigned by the Company to an affiliate of the Company. Executive agrees to execute another Employment Agreement with such affiliate, substantially equivalent to this Agreement, upon any such assignment.

It is the intention of the Company that Executive shall be appointed President to serve in such position at the pleasure of the CEO, reporting on a day-to-day basis directly to the CEO.

2. Employment Period. For a period commencing on the Effective Date hereof and ending three years from the Effective Date (the “Employment Period”), the Company hereby employs Executive in the capacities herein set forth. Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Employment Period. This Agreement shall renew for successive three year periods unless one of the parties provides written notice of not less than ninety days prior to the end of the Employment Period or any successive Employment Period that the party will not renew the Agreement.

3. Compensation and Benefits.

(a) Salary. The Company shall pay or cause an affiliate to pay Executive a salary at the rate of Six Hundred Thousand Dollars ($600,000) per annum (“Salary”), payable in accordance with the Company’ normal payroll process. Executive shall be entitled to a salary review annually at the end of each calendar year. Such salary review shall be based entirely on merit and any salary adjustments shall be determined by the Chief Executive Officer of the Company solely at his discretion; provided, however, the Executive’s Salary may not be decreased.

(b) Profit Bonus. Executive shall be eligible to receive an annual bonus, which shall be determined by the CEO of the Company in accordance to a competitive long term and short term incentive plan, comparable to the GMAC RE plan Executive participated in prior to the Effective Date, which shall be established by the CEO and Board of Directors of the Company.

(c) Stock Options. From time to time, Executive may be granted options to purchase shares of Maiden Holdings, Ltd. common shares under the Maiden Holdings, Ltd. 2007 Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and respective award agreement. Such share options will be incentive share options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted by law.

(d) Executive may also receive other bonus payments determined at the sole discretion of the Board of Directors (“Discretionary Bonus”).

(e) Executive shall also be entitled to the following benefits:

(i)
five weeks (5) weeks of paid vacation for each twelve (12) months of the Employment, or such greater period as may be approved from time to time by the CEO. Unused vacation time shall not be carried over to any subsequent calendar year;

(ii)	paid holidays and any and all other work-related leave (whether sick leave or otherwise) as provided to the Company’ other executive employees; and

(iii)
participation in such employee benefit plans to which executive employees of the Company, their dependents and beneficiaries generally are entitled during the Employment Period and, including, without limitation, health insurance, disability and life insurance, retirement plans and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible.

4. Reimbursement of Expenses.

The Company recognizes that Executive, in performing Executive’s functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time.

5. Disability. In the event that Executive shall be unable to perform because of illness or incapacity, physical or mental, all the functions, duties and responsibilities to be performed by him hereunder for a consecutive period of two (2) months or for a total period of three (3) months during any consecutive twelve (12) month period, the Company may terminate this Agreement effective on or after the expiration of such period (the “Disability Period”) upon five (5) business days’ written notice to Executive specifying the termination date (the “Disability Termination Date”). Executive shall be entitled to receive his Salary and any unreimbursed expenses to the Disability Termination Date and for a period of the three months thereafter. Disability under this paragraph, shall be determined by a physician who shall be selected by the Company and approved by Executive. Such approval shall not be unreasonably withheld or delayed, and a physician shall be deemed to be approved unless he or she is disapproved in writing by Executive within ten (10) days after his or her name is submitted. The Company may obtain disability income insurance for the benefit of Executive in such amounts as the Company may determine.

6. Death. In the event of the death of Executive during the Employment Period, this Agreement and the employment of Executive hereunder shall terminate on the date of death of Executive. Executive’s heirs or legal representatives shall be entitled to receive his Salary earned to the date of his death and for a period of three months thereafter and any unreimbursed expenses.

7.  Termination.

The Company may discharge Executive for Cause at any time. Cause for discharge shall mean (i) a material breach of this Agreement by Executive, but only if such breach is not cured within thirty (30) days following written notice by the Company to Executive of such breach, assuming such breach may be cured; (ii) Executive is convicted of any crime involving moral turpitude; or (iii) Executive engages in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company. No act, failure to act or course of conduct on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in the best interest of the Company. Any written notice by the Company to Executive pursuant to this paragraph 7 shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Cause. If Executive is discharged for Cause, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for salary or any other compensation and benefits to Executive after the date of such discharge.

8. Non-Disclosure of Confidential Information.“Confidential Information” means all information known by Executive about the Company’ business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives. Confidential Information does not include information generally known, other than through breach of a confidentiality agreement with any of the Company’, in the industry in which the Company engages or may engage. Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive’s duties for the Company, or to other persons as directed by the Board of Directors. Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information. Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, electronic data, drawings, diagrams, and printouts, as well as any tapes, discs, flash drives or other forms of recorded information. If Executive violates any provision of this Section while this Agreement is in effect or after termination, the Company specifically reserve the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Section.

9. Restrictive Covenant.

(a) Prohibited Activities. Executive agrees that he shall not (unless he has received the prior written consent of the Company), during the period beginning on the date of termination of employment and during the term of this Agreement and ending three (3) years thereafter (the “Restriction Period”), directly or indirectly, for any reason, for his own account or on behalf of or together with any other person or firm:

(i)
hire or solicit for employment or call, directly or indirectly, through any person or firm, on any person who is at that time (or at any time during the one year prior thereto) employed by or representing the Company with the purpose or intent of attracting that person from the employ of the Company;

(ii)
call on, solicit or perform services for, directly or indirectly through any person or firm, any person or firm that at that time is, or at any time within one year prior to that time was, a customer of the Company or any prospective customer that had or, to the knowledge of Executive, was about to receive a business proposal from the Company, for the purpose of soliciting or selling any product or service in competition with the Company; or

(iii)
call, directly or indirectly through any person or firm, on any entity which has been called on by the Company in connection with a possible acquisition by the Company with the knowledge of that entity’s status as such an acquisition candidate, for the purpose of acquiring that entity or arranging the acquisition of that entity by any person or firm other than the Company.

(b) Damages. Because of (i) the difficulty of measuring economic losses to the Company as a result of any breach by Executive of the covenants in Sections 9(a), and (ii) the immediate and irreparable damage which could be caused to the Company for which they would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of Paragraph 9(a) by injunction and restraining order against Executive if he breaches any of said provisions, without necessity of providing a bond or other security.

(c) Reasonable Restraint. The parties hereto agree that Sections 9(a) and 9(b) impose a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

10. Ownership of Inventions. Executive shall promptly disclose in writing to the Board of Directors all inventions, discoveries, and improvements conceived, devised, created, or developed by Executive in connection with his employment (collectively, “Invention”), and Executive shall transfer and assign to the Company all right, title and interest in and to any such Invention, including any and all domestic and foreign patent rights, domestic and foreign copyright rights therein, and any renewal thereof. Such disclosure is to be made promptly after the conception of each Invention, and each Invention is to become and remain the property of the Company, whether or not patent or copyright applications are filed thereon by the Company. Upon request of the Company, Executive shall execute from time to time during or after the termination of employment such further instruments including, without limitation, applications for patents and copyrights and assignments thereof as may be deemed necessary or desirable by the Company to effectuate the provisions of this Section.

11. Construction. If the provisions of paragraph 9 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with paragraph 13 is hereby authorized, requested, and instructed to reform such paragraph to provide for the maximum competitive restraint upon Executive’s activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

12. Damages and Jurisdiction. Executive agrees that violation of or threatened violation of any of paragraphs 8, 9 or 10 would cause irreparable injury to the Company for which any remedy at law would be inadequate, and the Company shall be entitled in any court of law or equity of competent jurisdiction to preliminary, permanent and other injunctive relief against any breach or threatened breach of the provisions contained in any of said paragraphs 8, 9 or 10 hereof, and such compensatory damages as shall be awarded. Further, in the event of a violation of the provisions of paragraph 9, the Restriction Period referred to therein shall be extended for a period of time equal to the period that any violation occurred.

13. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to the principles of conflict of laws thereof. The Company and Executive hereby each consents to the exclusive jurisdiction of the state and federal courts sitting in New York county, New York, with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without Bermuda, provided a reasonable time for appearance is allowed. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. The parties further agree that any judgment, order or injunction granted by any court within Bermuda shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

14. Indemnification. To the fullest extent permitted by, and subject to, the Company’ Certificates of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney’s fees) incurred by him or on his behalf in connection with any threatened or pending action, suit or proceeding in which he is or becomes a party by virtue of his employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

15. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

16. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under any applicable employment or income tax laws or similar statutes or other provisions of law then in effect.

17. Successors to Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and the Company and any successor or assign of the Company, including, without limitation, any corporation acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed embraced within the term “Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company. The services to be provided by Executive hereunder may not be delegated nor may Executive assign any of his rights hereunder.

18. No Restrictions. Executive represents and warrants that as of the Effective Datet Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder.

19. Miscellaneous.

(a) This Agreement will be binding and inure to the benefit of Executive and Executive’s personal representatives, and the Company, their successors and assigns.

(b) If Executive should die while any amount would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate or legal representative.

(c) The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(d) All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing:

If to the Company:

Maiden RE LLC
6000 Midlantic Drive, Suite 200
Mt. Laurel, NJ 08054
Attention: Corporate Secretary

If to Executive

(e) In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party; provided, however, that nothing herein shall be deemed to release the Company’s former affiliates from any payment obligations to Executive under pre-existing incentive compensation arrangements.

20. Key Man Insurance Authorization. At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy. The Company will be required to pay all premiums due on such policies. Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

MAIDEN RE LLC

By:	/s/ Ben Turin	/s/ John Marshaleck
	Ben Turin / Secretary	John Marshaleck